Exhibit 8(c)

                      STATE STREET BANK AND TRUST COMPANY

                             Custodian Fee Schedule

                         SCUDDER, STEVENS & CLARK FUNDS

                              (See Attachment "A")

                           Effective October 1, 1986

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      1.    Administration

            Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

            The administration fee shown below is an annual charge, billed and payable monthly, based on average monthly net assets.

                           ANNUAL FEES PER PORTFOLIO

                                          Custody, Portfolio
              Fund Net Assets             and Fund Accounting
              ---------------             -------------------

              First $20 Million              1/ 10 of 1%
              Next $80 Million               1/ 25 of 1%
              Excess                         1/100 of 1%
              Minimum Monthly Charges     As stated in attachment "A"
                                          and $2,000 for all new funds

      II.   Portfolio Trades - For each line item processed

            State Street Bank Repos                                      $ 7.00
            DTC or Fed Book Entry                                        $12.00
            New York Physical Settlements                                $25.00
            All other trades                                             $16.00
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      III.  Options

            Option charge for each option written or
            closing contract, per issue, per broker                     $25.00

            Option expiration charge, per issue, per broker             $15.00

            Option exercised charge, per issue, per broker              $15.00

      IV.   Interest Rate Futures

            Transactions -- no security movement                        $ 8.00

      V.    Coupon Bonds

            Monitoring for calls and processing coupons --
            for each coupon issue held -- monthly charge                $ 5.00

      VI.   Holdings Charge

            For each issue maintained -- monthly charge                 $ 5.00

      VII.  Principal Reduction Payments

            Per paydown                                                 $ 3.00

      VIII. Dividend Charges (For items held at the Request
            of Traders over record date in street form)                 $50.00

      IX.   Earnings Credit

            A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.
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      X.    Automated Pricing

            Monthly Base Fee                                           $175.00*
            Monthly Quote Charge -
            -  Municipal Bonds via Muller Data                         $ 21.00
            -  Municipal Bonds via Kenny Information Systems           $ 16.00
            -  Government, Corporate and Convertible
               Bonds via Merrill Lynch                                 $ 11.00
            -  Corporate and Government Bonds via Muller Data          $ 11.00
            -  Options, Futures and Private Placements                 $  6.00
            -  Foreign Equities and Bonds via Extel Ltd.               $  6.00
            -  Listed Equities, OTC Equities, and Bonds                $  6.00
            -  Corporate, Municipal, Convertible
               and Government Bonds, Adjustable
               Rate Preferred Stocks via IDSI                          $  6.00

            For billing purposes, the monthly quote charge will be based on the average number of positions in the portfolio.

      XI.   Special Services

            Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, and other special items will be negotiated separately.

      *     Does not apply to Variable Life Series
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      XII.  Out-of-Pocket Expenses

            A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

               Telephone
               Wire Charges ($4.70 per wire in and $4.55 out)
               Postage and Insurance
               Courier Service
               Duplicating
               Legal Fees
               Supplies Related to Fund Records
               Rush Transfer -- $8.00 Each
               Transfer Fees
               Sub-custodian Charges
               Price Waterhouse Audit Letter
               Federal Reserve Fee for Return Check items over $2,500  -
               $4.25
               GNMA Transfer - $15 each

      XIII. Payment

            The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

SCUDDER, STEVENS & CLARK FUNDS               STATE STREET BANK & TRUST CO.


By    /s/ David S. Lee                       By    /s/ [ILLEGIBLE]
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Title  President                             Title Vice President
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Date  October 7,1986                         Date  October 7, 1986
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